Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
DHT HOLDINGS, INC.

PURSUANT TO
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

Corporate existence commenced on February 12, 2010 and shall continue upon filing these Amended and Restated Articles of Incorporation with the Registrar of Corporations.

The undersigned, for the purpose of amending and restating the original Articles of Incorporation of DHT Holdings, Inc., a corporation organized under the laws of the Republic of the Marshall Islands, as amended and restated to date, pursuant to Section 93 of the Marshall Islands Business Corporations Act, does hereby make, subscribe, acknowledge and file with the Registrar of Corporations this instrument for that purpose, as follows:

ARTICLE I

Name

The name of the Corporation shall be “DHT Holdings, Inc.”

ARTICLE II

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”) and without in any way limiting the foregoing, the Corporation shall have the power:

(a)            To purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build, and repair steamships, motorships, tankers, vessels, sailing vessels, tugs, lighters, barges, and all other vessels and craft of any and all motive power whatsoever, including aircraft, landcraft, and any and all means of conveyance and transportation by land, water or air, together with engines, boilers, machinery equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof; and to equip, furnish, and outfit such vessels and ships.

(b)            To engage in ocean, coastwise and inland commerce, and generally in the carriage of freight, goods, cargo in bulk, passengers, mail and personal effects by water between the various ports of the world and to engage generally in waterborne commerce.

(c)            To purchase or otherwise acquire, own, use, operate, lease, build, repair, sell or in any manner dispose of docks, piers, quays, wharves, dry docks, warehouses and storage facilities of all kinds, and any property, real, personal and mixed, in connection therewith.

(d)            To act as ship’s husband, ship brokers, custom house brokers, ship’s agents, manager of shipping property, freight contractors, forwarding agents, warehousemen, wharfingers, ship chandlers, and general traders.

ARTICLE III

Address; Registered Agent

The registered address of the Corporation in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.  The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE IV

Capital Stock

Section 4.01.  Authorized Capital Stock.  The total number of shares of capital stock that the Corporation shall have authority to issue is Two Hundred and Fifty One Million (251,000,000) registered shares, consisting of Two Hundred and Fifty Million (250,000,000) registered shares of common stock, par value of US$0.01 per share (“Common Stock”) and One Million (1,000,000) registered shares of preferred stock, par value of US$0.01 per share (“Preferred Stock”).  Any issued shares of capital stock, including both Common Stock and Preferred Stock, that are exchanged, retired or otherwise acquired by the Corporation shall be available for reissuance as if such shares had not been previously issued.

Section 4.02.  Preferred Stock.  The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 4.03.  No Preemptive Rights.  Shareholders of the Corporation shall have no conversion, redemption or preemptive rights to subscribe to any of the Corporation’s securities.

Section 4.04.  Reverse Stock Split.  On July 16, 2012, each twelve (12) shares of Common Stock issued and outstanding on such date were, automatically and without any action on the part of the respective holders thereof, converted into one (1) share of Common Stock.  No fractional shares were issued in connection with such conversion.  Each certificate that was outstanding immediately prior to such time represents that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been combined, subject to the elimination of fractional share interests as described above.

ARTICLE V

Directors

Section 5.01.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, the exact number of directors comprising the entire Board to be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by affirmative vote of a majority of the Board.  As used in these Amended and Restated Articles of Incorporation, the term “entire Board” means the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships.

Section 5.02.  Number, Election and Terms.  The Board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one of the three classes expiring each year.  As soon as practicable after the effectiveness of the Articles of Incorporation pursuant to the BCA (the “Effective Time”), the incorporator of the Corporation shall hold an organization meeting to divide the Board into three classes, with the term of office of the first class to expire at the 2011 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2010 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2012 Annual Meeting of Shareholders.  Commencing with the 2010 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is duly elected and has qualified.  Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

Section 5.03.  Shareholder Nomination of Director Candidates; Shareholder Proposal of Business.  Advance notice of shareholder nominations for the election of Directors and of the proposal of business by stockholders shall be given in the manner provided in the bylaws, as amended and in effect from time to time.

Section 5.04.  Newly Created Directorships and Vacancies.  Any vacancies in the Board for any reason, other than those specified in Section 5.05, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.  Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified.  No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.  Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

Section 5.05.  Removal.  (a) Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), any Director or the entire Board may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose.  Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 5.05 of this Article V shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

(a)            In order to remove a Director, a special general meeting shall be convened and held in accordance with these Amended and Restated Articles of Incorporation and the bylaws.  Notice of such a meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than fourteen days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

(b)            For the purpose of this Section 5.05, “cause” means (a) conviction of a felony, indictable offence or similar criminal offence or (b) willful misconduct that results in material injury (monetary or otherwise) to the Corporation or any of its subsidiaries.

(c)            If a Director is removed from the Board under the provisions of this Section 5.05, the shareholders may fill the vacancy at the meeting at which such Director is removed.  In the absence of such election or appointment, the Board may fill the vacancy.

Section 5.06.  Amendment, Repeal, etc.  Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article V.

ARTICLE VI

Bylaws

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the authority to adopt, amend, alter or repeal the bylaws of the Corporation by a vote of not less than a majority of the entire Board, but any bylaw adopted by the Board may be amended or repealed by shareholders entitled to vote thereon.

ARTICLE VII

Shareholder Action

Section 7.01.  Shareholder Meetings.  Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders or by the unanimous written consent of the shareholders.  Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the shareholders for any purpose or purposes may be called only by (i) the Chairman of the Board or the chief executive officer, at the direction of the Board as set forth in a resolution stating the purpose or purposes thereof approved by a majority of the entire Board or (ii) holders of not less than one-fifth of all outstanding shares of Common Stock, who shall state the purpose or purposes of the proposed special meeting.  If there is a failure to hold the annual meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the Effective Time or after the Corporation’s last annual meeting, holders of not less than one-fifth of the shares entitled to vote in an election of directors may, in writing, demand the calling of a special meeting in lieu of the annual meeting specifying the time thereof, which shall not be less than two (2) nor more than three (3) months from the date of such call.  The Chairman of the Board or chief executive officer of the Corporation upon receiving the written demand shall promptly give notice of such meeting, or if the Chairman of the Board or chief executive officer fails to do so within five (5) business days thereafter, any shareholder signing such demand may give such notice.  Such notice shall state the purpose or purposes of the proposed special meeting.  The business transacted at any special meeting shall be limited to the purposes stated in the notice of such meeting.

Section 7.02.  Action by Unanimous Written Consent.  Any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting if a consent in writing setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE VIII

Limitation of Director Liability

A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except, if required by the BCA, as amended from time to time, for (i) liability for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Director derived an improper personal benefit.  Neither the amendment nor repeal of this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII would accrue or arise, prior to such amendment or repeal.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on this 15th day of June, 2017.

By:	/s/ Eirik Ubøe
Name: Eirik Ubøe
Title: Chief Financial Officer